Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8 No. 333-XXXXX) pertaining to the Savings Plan for Union Employees of Temple-Inland Inc. of our reports dated March 8,2005, with respect to the consolidated financial statements of Temple-Inland Inc., Temple-Inland Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Temple-Inland Inc., included in its Annual Report (Form 10-K) for the year ended January 1, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas

November 4, 2005